Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The summary of the general terms and provisions of the registered securities of Aura Biosciences, Inc. (the “Company,” “we,” “us,” and “our”) set forth below does not purport to be complete. It is subject to and qualified in its entirety by reference to our Tenth Amended and Restated Certificate of Incorporation, as amended (“certificate of incorporation”), our Amended and Restated Bylaws (“bylaws”), our pre-funded warrants to purchase shares of common stock ( “Pre-Funded Warrants”) and common warrants to purchase shares of common stock (the “Common Warrants”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and by applicable law. We encourage you to read our certificate of incorporation, our bylaws, the Pre-Funded Warrants, the Common Warrants and the applicable provisions of the Delaware General Corporation Law for additional information.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share, all of which shares of preferred stock are undesignated.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The holders of our common stock do not have any cumulative voting rights. The holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action.

No shares of preferred stock are outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.1 is filed as an exhibit.

Warrants Associated with May 2025 Follow-On Offering

On May 15, 2025, we entered into an underwriting agreement (the “2025 Underwriting Agreement”) with Leerink Partners LLC, as representative of the several underwriters named therein (the “2025 Underwriters”), pursuant to which we sold (i) 11,735,565 shares of our common stock, (ii) pre-funded warrants to purchase up to 3,571,435 shares of common stock (the “2025 Pre-Funded Warrants”) and (iii) accompanying common warrants to purchase an aggregate of 3,826,750 shares of common stock (the “2025 Common Warrants”).

Description of 2025 Pre-Funded Warrants

Term

The 2025 Pre-Funded Warrants will expire on the date the warrant is exercised in full.

Exercisability

The 2025 Pre-Funded Warrants are exercisable at any time after their original issuance. The 2025 Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise. However, the holder would receive upon such exercise, the net number of shares of our common stock determined according to the formula set forth in the 2025 Pre-Funded Warrant. No fractional shares of our common stock will be issued in connection with the exercise of a 2025 Pre-Funded Warrant. In lieu of any fractional shares, we will pay cash equal to the product of such fraction multiplied by the fair market value of one share underlying such 2025 Pre-Funded Warrants.

Exercise Limitations

Under the 2025 Pre-Funded Warrants, we may not effect the exercise of any 2025 Pre-Funded Warrants, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2025 Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the 2025 Pre-Funded Warrants is $0.00001 per share of common stock. The exercise price of the 2025 Pre-Funded Warrants and the number of shares of our common stock issuable upon exercise of the 2025 Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends, subdivisions, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Transferability

Subject to applicable laws and the restrictions on transfer set forth in the 2025 Pre-Funded Warrants, the 2025 Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not plan on applying to list the 2025 Pre-Funded Warrants on The Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a change of control, which generally includes a merger or consolidation resulting in the sale of 50% or more of the voting securities of the Company, the sale of all or substantially all of the assets or voting securities of the Company, or other change of control transaction, the holders of the 2025 Pre-Funded Warrants will be entitled to receive upon exercise of the 2025 Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the 2025 Pre-Funded Warrants immediately prior to such change of control without regard to any limitations on exercise contained in the 2025 Pre-Funded Warrants (the “2025 Alternate Consideration”). If holders of our common stock are given any choice as to the securities, cash or property to be received in a change of control, then the holder will be given the same choice as to the 2025 Alternate Consideration it receives upon any exercise of the 2025 Pre-Funded Warrants following such change of control.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a 2025 Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the 2025 Pre-Funded Warrant. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a 2025 Pre-Funded Warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, subject to not exceeding the ownership limitations described above under “—Description of 2025 Pre-Funded Warrants—Exercise Limitations,” in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a 2025 Pre-Funded Warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, subject to not exceeding the ownership limitations described above under “—Description of 2025 Pre-Funded Warrants—Exercise Limitations,” in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised.

Description of 2025 Common Stock Warrants

Term

The 2025 Common Warrants will expire on May 16, 2030.

Exercisability

The 2025 Common Warrants are exercisable at any time after their original issuance. The 2025 Common Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the applicable exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise. The holder may elect to exercise the common stock warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the common stock warrant. No fractional shares of our common stock will be issued in connection with the exercise of a common stock warrant. In lieu of any fractional shares, we will pay cash equal to the product of such fraction multiplied by the fair market value of one share underlying such 2025 Common Warrants.

Exercise Limitations

Under the 2025 Common Warrants, we may not effect the exercise of any Common Warrants, and a holder will not be entitled to exercise any portion of any common stock warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2025 Common Warrants. However, any holder may increase such percentage up to 19.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2025 Common Warrants, upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The initial exercise price per whole share of our common stock purchasable upon the exercise of the 2025 Common Warrants is $4.90 per share of common stock. The exercise price of the 2025 Common Warrants and the number of shares of our common stock issuable upon exercise of the 2025 Common Warrants is subject to appropriate adjustment in the event of certain stock dividends, subdivisions, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Transferability

Subject to applicable laws and the restrictions on transfer set forth in the 2025 Common Warrants, the 2025 Common Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not plan on applying to list the common stock warrants on The Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the 2025 Common Warrants, which generally includes a merger or consolidation resulting in the sale of 50% or more of the voting securities of the Company, the sale of all or substantially all of the assets or voting securities of the Company, or other change of control transaction, the holders of the 2025 Common Warrants will be entitled to receive upon exercise of the 2025 Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the 2025 Common Warrants immediately prior to such change of control without regard to any limitations on exercise contained in the common stock warrants. Notwithstanding the foregoing, as more fully described in the 2025 Common Warrants, in the event of certain fundamental transactions, the holders of the common stock warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the 2025 Common Warrants.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a 2025 Common Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the 2025 Common Warrant to receive shares of our common stock. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a 2025 Common Warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, subject to not exceeding the ownership limitations described above under “—Description of 2025 Common Warrants—Exercise Limitations,” in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a 2025 Common Warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, subject to not exceeding the ownership limitations described above under “—Description of 2025 Common Warrants—Exercise Limitations,” in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised.

Warrants Associated with May 2026 Follow-On Offering

On May 4, 2026, we entered into an underwriting agreement (the “2026 Underwriting Agreement”) with Leerink Partners LLC, TD Securities (USA) LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein (the “2026 Underwriters”), pursuant to which we sold (i) 46,099,650 shares of our common stock, including 6,508,650 shares sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares, and (ii) pre-funded warrants to purchase up to 3,800,000 of common stock (the “2026 Pre-Funded Warrants”).

Description of 2026 Pre-Funded Warrants

Term

The 2026Pre-Funded Warrants will expire on the date the warrant is exercised in full.

Exercisability

The 2026 Pre-Funded Warrants are exercisable at any time after their original issuance. The 2026 Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise. However, the holder would receive upon such exercise, the net number of shares of our common stock determined according to the formula set forth in the 2026 Pre-Funded Warrant. No fractional shares of our common stock will be issued in connection with the exercise of a 2026 Pre-Funded Warrant. In lieu of any fractional shares, we will pay cash equal to the product of such fraction multiplied by the fair market value of one share underlying such 2026 Pre-Funded Warrants.

Exercise Limitations

Under the 2026 Pre-Funded Warrants, we may not effect the exercise of any 2026 Pre-Funded Warrants, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% or 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the 2026 Pre-Funded Warrants is $0.00001 per share of common stock. The exercise price of the 2026 Pre-Funded Warrants and the number of shares of our common stock issuable upon exercise of the 2026 Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends, subdivisions, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Transferability

Subject to applicable laws and the restrictions on transfer set forth in the 2026 Pre-Funded Warrants, the 2026 Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not plan on applying to list the 2026 Pre-Funded Warrants on The Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a change of control, which generally includes a merger or consolidation resulting in the sale of 50% or more of the voting securities of the Company, the sale of all or substantially all of the assets or voting securities of the Company, or other change of control transaction, the holders of the pre funded warrants will be entitled to receive upon exercise of the 2026 Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the 2026 Pre-Funded Warrants immediately prior to such change of control without regard to any limitations on exercise contained in the pre-funded warrants (the “2026 Alternate Consideration”). If holders of our common stock are given any choice as to the securities, cash or property to be received in a change of control, then the holder will be given the same choice as to the 2026 Alternate Consideration it receives upon any exercise of the 2026 Pre-Funded Warrants following such change of control.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a 2026 Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the 2026 Pre-Funded Warrant. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a 2026 Pre-Funded Warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, subject to not exceeding the ownership limitations described above under “—Description of 2026 Pre-Funded Warrants—Exercise Limitations,” in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a 2026 Pre-Funded Warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, subject to not exceeding the ownership limitations described above under “—Description of 2026 Pre-Funded Warrants—Exercise Limitations,” in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised.

Registration Rights

Certain of our stockholders are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of our Fifth Amended and Restated Investors’ Rights Agreement, dated as of March 18, 2021 (the “Investors’ Rights Agreement”), entered into between us and the holders of our preferred stock. The Investors’ Rights Agreement includes demand registration rights, short-form registration rights, and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Certain of our stockholders are entitled to demand registration rights. Under the terms of our Investors’ Rights Agreement, we will be required, upon the written request of a majority of holders of the registrable securities then outstanding that would result in an aggregate offering price of at least $5.0 million, to file a registration statement and to use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale.

Short-Form Registration Rights

Pursuant to the Investors’ Rights Agreement, if we are eligible to file a registration statement on Form S-3, upon the written request from any such holder to sell registrable securities at an aggregate price of at least $3.0 million, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only two registrations in any twelve-month period pursuant to this provision of the Investors’ Rights Agreement.

Piggyback Registration Rights

If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the Investors’ Rights Agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

The Investors’ Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The demand registration rights and short-form registration rights granted under the Investors’ Rights Agreement will terminate upon the earlier of (i) November 2, 2026, (ii) a liquidation event and (iii) with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 or any similar exemption under the Securities Act during any three-month period without registration.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock

Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers and employees to us or our stockholders; (3) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws (including the interpretation, validity or enforceability thereof); or (4) any action asserting a claim that is governed by the internal affairs doctrine; provided, however, that this provision shall not apply to any causes of action arising under the Securities Act or the Exchange Act. In addition, our bylaws provide that, unless we consent to an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action under the Securities Act (the “Federal Forum Provision”). Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these forum provisions. These forum provisions may impose additional costs on stockholders and may limit our stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgements or results than other courts. In addition, there is uncertainty as to whether our Federal Forum Provision will be enforced, which may impose additional costs on us and our stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nasdaq Global Market Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “AURA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 736-3001.